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                                                                    Exhibit 2.3


                AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                           ROMAC INTERNATIONAL, INC.
                                      AND
                          SOURCE SERVICES CORPORATION

         This Amendment No. 2, dated as of April 17, 1998, is to the Agreement and Plan of Merger by and among Romac International, Inc. ("Romac") and Source Services Corporation ("Source"), dated February 1, 1998, as amended February 11, 1998 (the "Merger Agreement").

                                   BACKGROUND

         The parties desire to change the Source nominees to the Romac board of directors as described in Schedule 7.2(c) to the Merger Agreement. Except as modified by this Amendment, all terms of the Merger Agreement shall continue in full force and effect. All capitalized terms used herein shall have the same meaning as in the Merger Agreement.

         The parties agree to amend Schedule 7.2(c) to the Merger Agreement as follows:


             Name                           Term        Committees of the Board
             ----                           ----        -----------------------
        Wayne D. Emigh                     3 years      Audit and Compensation
        John N. Allred                     1 year              Audit
        Karl A. Vogeler                    1 year              None


         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the date first written above.


ROMAC INTERNATIONAL, INC.                  SOURCE SERVICES CORPORATION


By:/s/ Thomas M. Calcaterra                By:/s/ Richard DuPont
----------------------------               ----------------------------
Name: Thomas M. Calcaterra                 Name: Richard DuPont
Its: Chief Financial Officer               Its: Secretary